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Exhibit 5.1 and 23.1

        [Brobeck, Phleger & Harrison LLP Letterhead]
June 27, 2002

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO 80111

Re:	Registration on Form S-8 of 5,100,000 Shares of Common Stock to Be Issued Pursuant to the CIBER, Inc. Employee Stock Purchase Plan, Equity Incentive Plan, and Non-Employee Directors' Stock Option Plan

Ladies and Gentlemen:

        We have acted as special counsel to CIBER, Inc., a Delaware corporation (the "Company"), in connection with the registration by the Company of an aggregate of 5,100,000 shares of Common Stock, $.01 par value per share (the "Shares"), pursuant to a Registration Statement on Form S-8 of the Company filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Shares will be issued pursuant to the Company's Employee Stock Purchase Plan (2,000,000 shares), the Company's Equity Incentive Plan (3,000,000 shares) and the Company's Non-Employee Directors' Stock Option Plan (100,000 shares) (the "Plans").

        This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

        We have reviewed the Company's charter documents, the corporate proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. Based on such review, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to the applicable provisions of the Plans, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

        This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans or the Shares.

Very truly yours,
/s/ Brobeck, Phleger & Harrison LLP
BROBECK, PHLEGER & HARRISON LLP

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  Exhibit 5.1 and 23.1